Attachment F

Raytheon Company

Non-GAAP Financial Measures

Second Quarter 2004

(In millions except per share amounts)

This release contains non-GAAP financial measures (as defined by SEC Regulation G). While these non-GAAP financial measures may be useful in evaluating the Company, this information should be considered supplemental to and not as a substitute for financial information prepared in accordance with generally accepted accounting principles.

The following measures are considered “non-GAAP” financial measures under SEC guidelines:

(i) Free cash flow.

(ii) Income from continuing operations excluding the effect of charges related to the settlement of the class action lawsuit and the early retirement of debt.

(iii) Diluted earnings per share from continuing operations excluding the effect of charges related to the settlement of the class action lawsuit and the early retirement of debt.

The Company uses these non-GAAP financial measures to facilitate management’s internal comparisons to the Company’s historical operating results, to competitor’s operating results, and to provide greater transparency to investors of supplemental information used by management in its financial and operational decision-making. The Company uses certain of these non-GAAP financial measures to evaluate its operating performance and to determine management incentive compensation. The Company also uses non-GAAP financial measures which exclude certain charges and credits because it believes that such items are not indicative of its core operating results, are not indicative of trends, and do not provide meaningful comparisons with other reporting periods.

Free cash flow

	Three Months Ended
	27-Jun-04	29-Jun-03
Operating cash flow	$892	$640
Less: Capital spending	(74)	(79)
Internal use software spending	(25)	(28)

Free cash flow	793	533
Less: Discontinued operations	(25)	(116)

Free cash flow from continuing operations	$818	$649

Income From Continuing Operations Excluding Charges Related to Class Action Lawsuit Settlement and Early Retirement of Debt
	Three Months Ended
	27-Jun-04	29-Jun-03
GAAP income from continuing operations	$(94)	$186
Excluding settlement of class action lawsuit charge	(222)	—
Excluding early retirement of debt charge	(24)	—

Non-GAAP income from continuing operations as adjusted	$152	$186

Diluted Earnings Per Share From Continuing Operations Excluding Charges Related to Class Action Lawsuit Settlement and Early Retirement of Debt
	Three Months Ended
	27-Jun-04	29-Jun-03
GAAP diluted earnings per share from continuing operations	$(0.22)	$0.45
Excluding settlement of class action lawsuit charge	(0.51)	—
Excluding early retirement of debt charge	(0.06)	—

Non-GAAP diluted earnings per share from continuing operations as adjusted	$0.35	$0.45